UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 26, 2004

PRIME GROUP REALTY TRUST

(Exact name of registrant as specified in its charter)

MARYLAND	1-13589	36-4173047
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

77 West Wacker Drive, Suite 3900, Chicago, Illinois	60601
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (312) 917-1300.

NOT APPLICABLE

(Former name or former address, if changed since last report)

ITEM 5. OTHER EVENTS.

On March 26, 2004, pursuant to an agreement of sale and purchase (as amended, the “Agreement”) between an affiliate of Prime Group Realty Trust (the “Company”) and AmTrust Realty Corp (“AmTrust”), Amtrust completed its feasibility review and is obligated under the Agreement to purchase the Company’s 33 West Monroe Street property. 33 West Monroe Street is an 852,075 square foot office building located in Chicago, Illinois. The closing is currently scheduled to take place on or about April 16, 2004.

The gross sales price is $69.6 million (i) less a credit for $19.4 million, representing the sum of a portion of the amount in a Company leasing reserve escrow account and a credit for certain prepaid rent, and (ii) plus or minus other customary prorations. AmTrust has deposited $3.0 million of earnest money into escrow to secure its obligations under the Agreement. An affiliate of the Company will manage the property for the time being.

Upon the sale of the property, the Company will repay the existing first mortgage debt having an outstanding principal balance of $59.25 million, plus accrued interest and less approximately $19.0 million of the leasing escrow to be applied toward the repayment of the loan. The Company is in negotiations with the lender holding the existing $11.6 million mezzanine loan relating to the property to provide substitute collateral for the loan.

This Form 8-K filing contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect management’s current views with respect to future events and financial performance. The words “believes”, “expects”, “anticipates”, “estimates”, and similar words or expressions are generally intended to identify forward-looking statements. Actual results may differ materially from those expected because of various risks and uncertainties, including, but not limited to, changes in general economic conditions, adverse changes in real estate markets as well as other risks and uncertainties included from time to time in the Company’s filings with the Securities and Exchange Commission.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRIME GROUP REALTY TRUST

By:	/S/ STEPHEN J. NARDI

Stephen J. Nardi Chairman

Dated: March 29, 2004